Exhibit 99.1

Novation to Sell Corvisa to ShoreTel

Novation to Focus on Taking Advantage of Large Deferred Tax Asset

Kansas City, MO. – December 21, 2015 – Novation Companies, Inc. (OTCQB: NOVC) (“Novation”) today announced that it is selling Corvisa LLC to ShoreTel, Inc. (NASDAQ: SHOR). ShoreTel will pay $8.5 million in cash to acquire 100% of the outstanding membership interests of Corvisa. The transaction is expected to close early in 2016 and is subject to customary closing conditions.

Corvisa provides cloud communications solutions for businesses. Corvisa’s products include contact center software, business phone systems and connectivity services along with a proprietary development platform. ShoreTel is a provider of hosted phone systems and unified communications solutions.

“ShoreTel’s backing and strong market position will significantly expand the opportunities for Corvisa and the technologies that have been built,” said Rodney Schwatken, CEO of Novation. “The sale is good news for Novation as it allows the company to significantly reduce its net cash outflow and re-allocate resources to focus on areas that align with the Board’s strategic direction.”

Go-forward Strategy
After closing the Corvisa sale, Novation intends to continue its strategy of seeking to acquire operating businesses or make other investments that generate taxable earnings. Because Novation has large net operating losses, Novation has the ability to operate in a tax-efficient manner. Novation has approximately $675 million in federal net operating losses which may be carried forward to offset future taxable income. Recent performance has not allowed Novation to capitalize on this significant strategic advantage. Novation is in the very early stages of implementing this strategy and has not yet identified any specific acquisition targets.

The pending sale of Corvisa has caused Novation to delay the filing of its 10-Q with the SEC. Novation now expects to complete its quarterly filing as soon as practicable.

Stifel, Nicolaus & Company, Incorporated advised Novation on the sale of Corvisa. A lengthy and thorough sale process was undertaken prior to accepting the ShoreTel bid.

About Novation Companies, Inc.
Novation trades on the OTC Markets’ Group inter-dealer quotation service as an OTC Pink security under the symbol NOVC. For more information, please visit www.novationcompanies.com or contact Matt Kaltenrieder, Investor Relations, 816.237.7508 or ir@novationcompanies.com.

Cautionary Statement Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than historical facts, that address activities (including about the Pending Acquisition) that Novation assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by Novation’s management. Information concerning these risks and other factors can be found in Novation’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, available on Novation’s website or the SEC's website at www.sec.gov.